EXHIBIT 5.1

April 15, 2014

Lear Corporation

21557 Telegraph Road

Southfield, Michigan 48033

Re:	Registration Statement on Form S-4 of Lear Corporation and the Subsidiary Guarantors (as defined below)

Ladies and Gentlemen:

We have acted as special counsel to Lear Corporation, a Delaware corporation (the “Company”) and the Company’s wholly-owned subsidiaries listed on Schedule I (collectively, the “Subsidiary Guarantors”), in connection with the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Subsidiary Guarantors with the Securities and Exchange Commission (the “Commission”) relating to the Company’s offer to exchange $500,000,000 aggregate principal amount of its 4.75% Senior Notes due 2023 (the “New Notes”), which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), and the guarantees of the New Notes by the Subsidiary Guarantors (the “New Guarantees” and together with the New Notes, the “New Securities”) for the Old Notes, as described below.

The New Securities are to be offered by the Company and the Subsidiary Guarantors, respectively, in exchange for $500,000,000 aggregate principal amount of its 4.75% Senior Notes due 2023 that were issued and sold in transactions exempt from registration under the Securities Act (the “Old Notes”) and the guarantees of the Old Notes by the Subsidiary Guarantors (the “Old Guarantees” and, together with the Old Notes, the “Old Securities”), all as more fully described in the Registration Statement. The New Securities will be issued under that certain Indenture, dated as of March 26, 2010 (the “Base Indenture”), by and among the Company, the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented through the date hereof and as further supplemented by the Third Supplemental Indenture, dated as of January 17, 2013 (the “Third Supplemental Indenture”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the prospectus (the “Prospectus”) contained in the Registration Statement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement, in the form filed with the Commission and as amended through the date hereof;

WINSTON & STRAWN LLP

Lear Corporation

April 15, 2014

(ii) the certificate of incorporation of the Company and the Subsidiary Guarantors, as currently in effect; (iii) the by-laws of the Company and the Subsidiary Guarantors, as currently in effect; (iv) execution copies of the Base Indenture and the Third Supplemental Indenture; (v) the form of the New Securities; and (vi) resolutions adopted by the Board of Directors of the Company and Subsidiary Guarantors authorizing, among other things, the filing of the Registration Statement and the issuance and exchange of the New Notes for the Old Notes. We have also examined originals, or copies certified to our satisfaction, of such corporate records of the Company and other instruments, certificates of public officials and representatives of the Company and other documents as we have deemed necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also assumed that all parties to the documents reviewed by us (other than the Company and the Subsidiary Guarantors) are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization, and have full power and authority to execute, deliver and perform under such documents, and all such documents have been duly authorized, executed and delivered by all parties thereto (other than the Company and the Subsidiary Guarantors) and are valid and legally binding against such parties (other than the Company and the Subsidiary Guarantors). As to certain facts material to this opinion letter, we have relied without independent verification upon oral and written statements and representations of officers and other representatives of the Company.

Based upon and subject to the foregoing, we are of the opinion that:

1. The issuance and exchange of the New Notes for the Old Notes have been duly authorized by all requisite corporate action of the Company and the issuance of the New Guarantees have been duly authorized by all requisite corporate action of the Subsidiary Guarantors.

2. The New Notes will constitute valid and binding obligations of the Company, enforceable against the Company, and the New Guarantees will constitute valid and binding obligations of the Subsidiary Guarantors, enforceable against the Company and the Subsidiary Guarantors, respectively, in accordance with their terms and entitled to the benefits of the Base Indenture and the Third Supplemental Indenture, except to the extent that the enforceability thereof may be limited by (x) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), when: (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), shall have become effective under the Securities Act; (ii) the New Securities are duly executed and authenticated in accordance with the provisions of the Base Indenture and the Third Supplemental Indenture; and (iii) the New Securities shall have been issued and delivered in exchange for the Old Securities pursuant to the terms set forth in the Prospectus.

WINSTON & STRAWN LLP

Lear Corporation

April 15, 2014

The opinions expressed herein are based upon and limited to the laws of the State of New York, the General Corporation Law of the State of Delaware (including the statutory provisions, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law) and the federal laws of the United States of America. We express no opinion herein as to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Winston & Strawn LLP

WINSTON & STRAWN LLP

Lear Corporation

April 15, 2014

Schedule I

Subsidiary Guarantors

Guilford Mills, Inc.
Lear Corporation EEDS and Interiors
Lear Mexican Seating Corporation
Lear Operations Corporation